EXHIBIT 99.1
Fastenal Company Reports 2018 First Quarter Earnings
WINONA, Minn., April 11, 2018 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended March 31, 2018. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Three-month Period
	2018	2017	Change
Net sales	$1,185.8	1,047.7	13.2%
Business days	64	64
Daily sales	$18.5	16.4	13.2%
Gross profit	$577.6	518.0	11.5%
% of sales	48.7%	49.4%
Operating income	$234.5	212.5	10.4%
% of sales	19.8%	20.3%
Earnings before income taxes	$231.9	210.9	10.0%
% of sales	19.6%	20.1%
Net earnings	$174.3	134.2	29.9%
Diluted net earnings per share	$0.61	0.46	30.6%
Quarterly Results of Operations
Net sales increased $138.1, or 13.2%, from the first quarter of 2017 to the first quarter of 2018. Our March 31, 2017 acquisition of Manufacturers Supply Company ('Mansco') increased our sales growth by 1.3 percentage points. The remaining portion of the increase was driven primarily by higher unit sales. The higher unit sales resulted primarily from continued strength in underlying market demand and contribution from our growth drivers, most notably industrial vending and Onsite locations. A lesser contributor to our sales growth in the first quarter of 2018 was higher pricing instituted to mitigate inflation in the marketplace. Fastener products represented 35.0% of sales in the first quarter of 2018. Daily sales of fastener products grew 11.8% in total, of which 3.7 percentage points were attributable to the acquired Mansco business. Our sales of non-fastener products represented 65.0% of sales in the first quarter of 2018 and grew 14.5% on a daily basis.
Our gross profit, as a percentage of net sales, declined 73 basis points to 48.7% in the first quarter of 2018 from 49.4% in the first quarter of 2017. Specific components that adversely affected our gross profit percentage included changes in product and customer mix, the inclusion of Mansco (which has a lower gross profit product mix than the company), and higher product and freight expenses that were only partly offset by pricing actions.
Our operating income, as a percentage of net sales, declined 50 basis points to 19.8% in the first quarter of 2018 from 20.3% in the first quarter of 2017. This was the result of a 22 basis-point improvement in our operating and administrative expenses (including loss (gain) on the sale of property and equipment), which was more than offset by the 73 basis-point decline in gross profit. Our operating and administrative expenses, as a percentage of net sales, were 28.9% in the first quarter of 2018 compared to 29.2% in the first quarter of 2017. The primary reason for this improvement was our ability to leverage occupancy and general corporate expenses.
Employee-related expenses, which represent 65% to 70% of operating and administrative expenses, increased 14.4% in the first quarter of 2018 when compared to the first quarter of 2017. The increase in employee-related expenses was mainly related to: (1) an increase in our full-time equivalent ('FTE') headcount, (2) higher bonuses and commissions due to growth in net sales and net earnings, and (3) the inclusion of Mansco personnel. Occupancy-related expenses, which represent 15% to 20% of operating and administrative expenses, increased 7.7% primarily due to an increase in the amount of industrial vending equipment, non-branch occupancy costs, and utility costs. Selling transportation expenses, which represent approximately 5% of operating and administrative expenses, increased 12.3% due to higher average fuel prices and consumption during the period, and our increasing the size of our field-based vehicle fleet.

The table below summarizes our FTE headcount at the end of the periods presented and changes in such headcount from the end of the prior periods to the end of the most recent period:

			Change Since:		Change Since:
	Q1	Q4	Q4	Q1	Q1
	2018	2017	2017	2017	2017
In-market locations	11,878	11,549	2.8%	11,197	6.1%
Total	18,004	17,519	2.8%	16,756	7.4%
Note - Full-time equivalent is based on 40 hours per week.
Our net interest expense was $2.7 in the first quarter of 2018 compared to $1.6 in the first quarter of 2017. This increase was mainly caused by higher average interest rates and a slightly higher average debt balance during the period.
We recorded income tax expense of $57.6 in the first quarter of 2018, or 24.8% of earnings before income taxes. This amount reflects the impacts of the tax legislation commonly referred to as the Tax Cuts and Jobs Act. In January and April of 2018, the Internal Revenue Service issued guidance which provides additional clarification on certain aspects of the transition tax calculation. We applied this guidance for the first quarter of 2018 and recorded a discrete income tax expense item which increased our estimated income tax expense and estimated transition tax liability by approximately $1.4, resulting in a total estimated transition tax liability of approximately $7.9, which was incurred during the last two quarters. Income tax expense was $76.7 in the first quarter of 2017, or 36.4% of earnings before income taxes.

Our net earnings during the first quarter of 2018 were $174.3, an increase of 29.9% when compared to the first quarter of
2017. Our diluted net earnings per share were $0.61 during the first quarter of 2018 compared to $0.46 during the first quarter of 2017.
Growth Driver Performance
We signed 5,679 industrial vending devices during the first quarter of 2018, an increase of 4.5% compared to the first quarter of 2017. Our installed device count on March 31, 2018 was 73,561, an increase of 14.2% over March 31, 2017. Sales through our vending devices continued to grow at a strong double-digit pace in the first quarter of 2018, due to the increase in the installed base, and to a lesser degree, an increase in revenue per device. These amounts do not include the devices deployed as part of our lease locker program.
We signed 100 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) during the first quarter of 2018 compared to 64 signings in the first quarter of 2017, an increase of 56.3%. We had 678 active sites on March 31, 2018, which represented an increase of 55.1% over March 31, 2017.
We signed 36 new national account contracts (defined as new customer accounts with a multi-site contract) in the first quarter of 2018, and revenues attributable to national account customers represented 50.3% of our total revenues in the period. Daily sales to our national account customers grew 17.3% in the first quarter of 2018 over the first quarter of 2017. Beyond signings (or growth activities), our large customers can provide insights into the trends of our overall marketplace. Demand began to improve in the first quarter of 2017, when sales to 64 of our top 100 customers were growing compared to 36 that were declining. End market improvement has continued; sales to 72 of our top 100 customers were growing in the third and fourth quarters of 2017, and this strengthened further with sales to 78 of our top 100 customers growing in the first quarter of 2018 compared to 22 that contracted. Sales to our non-national account customers continued to grow at a mid- to high-single digit rate in the first quarter of 2018.
Balance Sheet and Cash Flow
We produced operating cash flow of $159.7 in the first quarter of 2018, representing 91.6% of the period's net earnings versus 156.8% in the first quarter of 2017. The decline in our operating cash flow as a percentage of net earnings largely reflects working capital trends as further described below. We invested $28.8 for property and equipment, net of proceeds from sales, in the first quarter of 2018 compared to $19.1 in the first quarter of 2017. This increase is a result of increased spending in 2018 to date related primarily to automation projects and upgrades at our distribution centers. Our 2018 net capital expenditures spend expectation remains at approximately $149.0, an increase of $36.5, or 32.4% from 2017. This increase primarily relates to upgrading and adding capacity to our existing hub network and to the purchase of property for potential future expansion. We also paid $106.4 in dividends during the first quarter of 2018, compared to $92.6 in the first quarter of 2017.
Total debt on our balance sheet was $405.0 at the end of the first quarter of 2018, or 15.7% of total capital (the sum of stockholders' equity and total debt). This compares to $365.0, or 15.6% of total capital, at the end of the first quarter of 2017.

Accounts receivable were $688.6 at the end of the first quarter of 2018, an increase of $113.8, or 19.8%, over the first quarter of 2017. This reflects accelerating growth in sales combined with relatively stronger growth in the first quarter of 2018 of our national accounts and our international business, each of which tend to have longer payment terms than our business as a whole. Inventories were $1,134.9 at the end of the first quarter of 2018, an increase of $127.5, or 12.7%, over the first quarter of 2017, primarily to support healthy business activity and sales growth. Accounts payable were $148.1 at the end of the first quarter of 2018, an increase of $18.3, or 14.1%, from the first quarter of 2017, driven by an increase in inventory demand due to sales growth.
Additional Information
The table below summarizes our in-market location employee count and our total employee count at the end of the periods presented, and changes in that count from the end of the prior periods to the end of the most recent period. The final items below summarize our cumulative investments in branch locations, Onsite locations, total in-market locations, and industrial vending devices.

			Change Since:		Change Since:
	Q1 2018	Q4 2017	Q4 2017	Q1 2017	Q1 2017
End of period total in-market locations (1) - employee count	13,745	13,424	2.4%	13,169	4.4%
End of period total employee count	21,002	20,565	2.1%	19,822	6.0%

Number of public branch locations	2,329	2,383	-2.3%	2,480	-6.1%
Number of active Onsite locations	678	605	12.1%	437	55.1%
Number of in-market locations (1)	3,007	2,988	0.6%	2,917	3.1%
Industrial vending devices (installed device count) (2)	73,561	71,421	3.0%	64,430	14.2%
Ratio of industrial vending devices to in-market locations	24:1	24:1		22:1
(1) 'In-market locations' is defined as the sum of the total number of public branch locations and the total number of active Onsite locations.
(2) This number represents devices which principally dispense product and produce product revenues, and excludes approximately 15,000 devices which are principally used for the check-in/check-out of equipment.

During the last twelve months, we increased our headcount by 576 people in our in-market locations and 1,180 people in total. As of March 31, 2018, our total headcount includes 123 people related to our Mansco acquisition. The remaining increase is mostly a function of additions we have made to support customer growth in the field as well as investments in our growth drivers.
We did not open any branches in the first quarter of 2018 and closed 49 branches. Additionally, five branches were converted from a public branch to a non-public location. Our branch network forms the foundation of our business strategy, and we will continue to open or close branches as is deemed necessary to sustain and improve our network and support our growth drivers.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
ANNUAL MEETING OF SHAREHOLDERS WEBCAST
On Tuesday, April 24, 2018, we will be holding our annual meeting of shareholders at our offices at 2001 Theurer Boulevard, Winona, MN. The meeting will be webcast from 10:00 a.m., central time, until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	March 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$137.1	116.9
Trade accounts receivable, net of allowance for doubtful accounts of $11.3 and $11.9, respectively	688.6	607.8
Inventories	1,134.9	1,092.9
Other current assets	99.7	118.1
Total current assets	2,060.3	1,935.7

Property and equipment, net	889.0	893.6
Other assets	80.3	81.2

Total assets	$3,029.6	2,910.5

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$13.1	3.0
Accounts payable	148.1	147.5
Accrued expenses	199.7	194.0
Income taxes payable	42.1	6.5
Total current liabilities	403.0	351.0

Long-term debt	391.9	412.0
Deferred income taxes	62.7	50.6

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 400,000,000 shares authorized, 287,687,089 and 287,591,536 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	13.7	8.5
Retained earnings	2,178.5	2,110.6
Accumulated other comprehensive loss	(23.1)	(25.1)
Total stockholders' equity	2,172.0	2,096.9

Total liabilities and stockholders' equity	$3,029.6	2,910.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)
	Three Months Ended March 31,
	2018	2017
Net sales	$1,185.8	1,047.7

Cost of sales	608.2	529.7
Gross profit	577.6	518.0

Operating and administrative expenses	342.7	305.9
Loss (gain) on sale of property and equipment	0.4	(0.4)
Operating income	234.5	212.5

Interest income	0.1	0.1
Interest expense	(2.7)	(1.7)

Earnings before income taxes	231.9	210.9

Income tax expense	57.6	76.7

Net earnings	$174.3	134.2

Basic net earnings per share	$0.61	0.46

Diluted net earnings per share	$0.61	0.46

Basic weighted average shares outstanding	287.6	289.2

Diluted weighted average shares outstanding	287.9	289.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Three Months Ended March 31,
	2018	2017

Cash flows from operating activities:
Net earnings	$174.3	134.2
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	32.4	29.9
Loss (gain) on sale of property and equipment	0.4	(0.4)
Bad debt expense	1.3	2.2
Deferred income taxes	12.1	0.4
Stock-based compensation	1.4	1.2
Amortization of intangible assets	1.0	0.8
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(82.4)	(70.0)
Inventories	(41.2)	1.4
Other current assets	18.4	8.2
Accounts payable	0.6	17.6
Accrued expenses	5.7	7.1
Income taxes	35.6	78.4
Other	0.1	(0.6)
Net cash provided by operating activities	159.7	210.4

Cash flows from investing activities:
Purchases of property and equipment	(31.5)	(21.2)
Proceeds from sale of property and equipment	2.7	2.1
Cash paid for acquisition	—	(57.9)
Other	(0.1)	1.9
Net cash used in investing activities	(28.9)	(75.1)

Cash flows from financing activities:
Proceeds from debt obligations	180.0	240.0
Payments against debt obligations	(190.0)	(265.0)
Proceeds from exercise of stock options	3.8	2.9
Payments of dividends	(106.4)	(92.6)
Net cash used in financing activities	(112.6)	(114.7)

Effect of exchange rate changes on cash and cash equivalents	2.0	1.0

Net increase in cash and cash equivalents	20.2	21.6

Cash and cash equivalents at beginning of period	116.9	112.7
Cash and cash equivalents at end of period	$137.1	134.3

Supplemental disclosure of cash flow information:
Cash paid for interest	$2.7	1.5
Net cash paid (received) for income taxes	$9.6	(2.2)

CONTACT:	Ellen Stolts
Financial Reporting & Regulatory Compliance Manager
507-313-7282